UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 7, 2007

Trinity Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 Stemmons Freeway, Dallas, Texas		75207-2401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-631-4420

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The Company and its wholly owned subsidiary, Trinity Marine Products, Inc. ("TMP"), and certain material suppliers and others, are co-defendants in Waxler Transportation Company, Inc. v. Trinity Marine Products, Inc., et al.," Suit No. 49-741, Division "B," on the docket of the 25th Judicial District Court in and for the Parish of Plaquemines, Louisiana (the "Waxler Case"). The plaintiff owned four tank barges on which allegedly defective coatings were applied. These four barges were sold by TMP at an approximate average price of $1.4 million each. In the Waxler Case, the plaintiff petitioned the court for certification of a class which, if certified, could significantly increase the total number of barges at issue. Legal counsel for the Company and TMP have each advised that factual disputes exist regarding the legal merits of class certification. Independent experts investigating the claims for the Company and TMP have opined that the plaintiff’s assertion that the coating applied to the barges is a food source for microbiologically influenced corrosion is without merit.

While the Company and TMP have continued to defend the Waxler Case vigorously, in order to avoid the commitment of management and executive time as well as legal, expert, and transactional costs associated with litigating the claims alleged, the Company and TMP have reached a preliminary settlement agreement with a putative class, which was preliminarily approved by the court on August 7, 2007. There will be a hearing to certify the class for settlement purposes only on August 20, 2007. Assuming the court certifies the class for settlement purposes, the class will receive notice of the preliminary settlement agreement within 90 days after the hearing on class certification.

The preliminary settlement agreement requires each class member whose individual claims will be settled via the class settlement to elect one of the three following, mutually exclusive options. First, a class member may choose to sell to TMP one or more of its applicable class barges at the original purchase price less 50% of the 30-year straight-line depreciation, provided that each barge sold to TMP is coupled with either an existing charter agreement applicable to such barge or, if no such charter agreement exists, a four-year charter agreement with the class member at a charter rate that represents current market. There is a limitation on the dollar amount TMP would be required to expend to re-purchase class barges. Second, a class member may choose to receive a fixed cash payment amount per class barge. Third, a class member may chose the right to place one or more orders with TMP for one or more new barges provided that a class member’s orders for new barges cannot exceed the number of class barges owned by such class member. New barge orders by class members will commence delivery in 2009 and end in 2013, and the preliminary settlement agreement establishes a limitation on the total number of new barges that are required to be delivered in any one calendar year. The purchase price for such a new barge generally will be equal to the prevailing market price for a newly constructed barge in the year the ordered barge is to be delivered less a discount percentage that declines from 2009 through 2013, provided, however, the available discount shall not reduce TMP’s profit margin below a fixed percentage. Class members who elect not to settle their individual claims via the class settlement are entitled to opt-out of the class and pursue such claims independently of the class. Furthermore, in the event there are more than a fixed number of opt-outs or class barges subject to claims by opt-outs, the Company and TMP may terminate the settlement.

If the preliminary class settlement agreement is not ultimately made final, the Company and TMP will continue to vigorously defend all claims alleged in the litigation. As previously reported in our Form 10-Q for the period ended June 30, 2007, filed August 3, 2007, we have reserved an additional $15.0 million to cover our probable and estimable liabilities with respect to an approved class settlement, bringing our total reserve for this case to $18.0 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

August 7, 2007	By:	Timothy R. Wallace

Name: Timothy R. Wallace
Title: Chairman, President, and Chief Executive Officer